Exhibit 23.2

To Whom It May Concern:

We hereby consent to the use in the Registration Statement of Advanced Cannabis Solutions, Inc. on Amendment No. 1 to Form S-1 of our Report of Independent Registered Public Accounting Firm, dated April 15, 2014, on the balance sheet of Advanced Cannabis Solutions, Inc. as of December 31, 2013 and the related statement of operations, changes in stockholder’s equity and cash flows for the period from June 5, 2013 (Inception) to December 31, 2013 which appear in such Registration Statement.

We also consent to the references to us under the headings “Experts” in such Registration Statement.

Arvada, Colorado
May 12, 2014	Cutler & Co. LLC